                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              QUICKTURN DESIGN SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                MENTOR GRAPHICS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                       SOLICITATION OF AGENT DESIGNATIONS
                             IN CONNECTION WITH THE
                   CALL OF A SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                         QUICKTURN DESIGN SYSTEMS, INC.

                       PRELIMINARY SOLICITATION STATEMENT
                                       OF
                          MENTOR GRAPHICS CORPORATION

  PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED AGENT DESIGNATION IN THE
                            ENCLOSED ENVELOPE TODAY!

SIGNING AN AGENT DESIGNATION WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST
                ANY PROPOSALS PRESENTED AT THE SPECIAL MEETING.

TO THE STOCKHOLDERS OF QUICKTURN DESIGN SYSTEMS, INC.:

    This Solicitation Statement (the "Solicitation Statement") and the enclosed Appointment of Designated Agents ("Agent Designations") are being furnished in connection with the solicitation (the "Solicitation") of Agent Designations by and on behalf of Mentor Graphics Corporation ("Mentor Graphics"), an Oregon corporation, to provide for the call of a Special Meeting of Stockholders (the "Special Meeting") of Quickturn Design Systems, Inc., a Delaware corporation (the "Company"). By signing an Agent Designation you will designate specified persons as your agents and will authorize those persons to call the Special Meeting.

    On August 11, 1998, Mentor Graphics delivered a letter to the Company containing an offer to acquire the Company by Mentor Graphics (the "Proposed Acquisition"), in which stockholders of the Company would receive $12.125 in cash for each outstanding share of common stock, par value $.001, of the Company (the "Company Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Company Common Stock, the "Shares"). The letter also stated that Mentor Graphics would consider an increased offering price in the event Mentor Graphics is permitted by the Company to conduct a due diligence review of the Company and that such review demonstrates greater value of the Company to Mentor Graphics. Mentor Graphics believes that the Proposed Acquisition offers benefits to the stockholders and customers of both Mentor Graphics and the Company. See "Reasons for the Proposed Acquisition." The Company was unwilling to accept the offer regarding the Proposed Acquisition. As a result, Mentor Graphics is soliciting Agent Designations to call the Special Meeting, to be held within approximately 45 days following the date on which Mentor Graphics delivers to the Company Agent Designations from the Requisite Holders (as defined below). At the Special Meeting, Mentor Graphics will, among other things, ask you to (i) remove the entire Board of Directors of the Company (the "Company Board"), (ii) amend the Company's Bylaws (the "Bylaws") to reduce the authorized number of Company directors to five, (iii) elect Mentor Graphics' five nominees (the "Nominees") to the Company Board and (iv) repeal any provisions of the Bylaws adopted by the Company Board subsequent to the last public filing of the Bylaws (together, the "Proposals").

    IF THE NOMINEES ARE ELECTED, MENTOR GRAPHICS EXPECTS THAT, SUBJECT TO THEIR FIDUCIARY DUTIES UNDER APPLICABLE LAW, THE NOMINEES WOULD ACT TO FACILITATE THE PROPOSED ACQUISITION THROUGH THE CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER DESCRIBED BELOW.

    For the Special Meeting to be held, Agent Designations in favor of calling the Special Meeting must be executed by the record holder or holders of not less than 10% of all of the shares entitled to vote at such meeting (the "Requisite Holders"). As of August 11, 1998, Mentor Graphics and its subsidiaries were beneficial owners of, and had the right to vote, an aggregate of 591,500 shares, representing 3.32%, of Company Common Stock. See "Agent Designation Procedures."

    This Solicitation Statement and the enclosed GREEN Agent Designations are
first being mailed on or about August       , 1998 to all stockholders of the
Company. Agent Designations should be delivered as promptly as possible, by fax or by mail (using the enclosed envelope), to Mentor Graphics' Information Agent, MacKenzie Partners, Inc. ("MacKenzie") as set forth below.

    THIS SOLICITATION IS BEING MADE BY MENTOR GRAPHICS, AND NOT ON BEHALF OF THE COMPANY BOARD. AT THIS TIME, MENTOR GRAPHICS IS ONLY SOLICITING YOUR AGENT DESIGNATION TO CALL THE SPECIAL MEETING. MENTOR GRAPHICS IS NOT CURRENTLY SEEKING YOUR PROXY, CONSENT, AUTHORIZATION OR AGENT DESIGNATION FOR APPROVAL OF THE PROPOSALS. AFTER THE SPECIAL MEETING HAS BEEN CALLED, MENTOR GRAPHICS WILL SEND YOU PROXY MATERIALS URGING YOU TO VOTE IN FAVOR OF THE PROPOSALS. MENTOR GRAPHICS IS NOT CURRENTLY SOLICITING PROXIES FOR A VOTE ON THE PROPOSED MERGER. YOU MAY BE ASKED TO VOTE ON THE PROPOSED MERGER IN THE FUTURE.

    YOUR AGENT DESIGNATION IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. MENTOR GRAPHICS URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED GREEN AGENT DESIGNATION TO CALL A SPECIAL MEETING.

                                   IMPORTANT

    IF YOUR SHARES OF COMPANY COMMON STOCK ARE REGISTERED IN YOUR OWN NAME, PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN AGENT DESIGNATION TO MACKENZIE IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOUR SHARES OF COMPANY COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A GREEN AGENT DESIGNATION WITH RESPECT TO YOUR SHARES AND ONLY UPON RECEIPT OF SPECIFIC INSTRUCTIONS FROM YOU. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A GREEN AGENT DESIGNATION TO BE SIGNED REPRESENTING YOUR SHARES OF COMPANY COMMON STOCK. MENTOR GRAPHICS URGES YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO MENTOR GRAPHICS IN CARE OF MACKENZIE TO THE ADDRESS BELOW, SO THAT MENTOR GRAPHICS WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

    IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING OR DELIVERING YOUR GREEN AGENT DESIGNATION OR REQUIRE ASSISTANCE, PLEASE CONTACT:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 FIFTH AVENUE

                            NEW YORK, NEW YORK 10010

                         (212) 929-5500 (CALL COLLECT)

                                       OR

                         CALL TOLL-FREE: (800) 322-2885

                              FAX: (212) 929-0308

                               TABLE OF CONTENTS

                                                                                                             PAGE(S)
                                                                                                          -------------

INTRODUCTION............................................................................................            1

BACKGROUND OF THE OFFER AND THE PROPOSED MERGER.........................................................            3

THE PROPOSED ACQUISITION, THE OFFER AND THE PROPOSED MERGER.............................................            4
    The Proposed Acquisition............................................................................            4
    Terms of the Offer and the Proposed Merger..........................................................            4
    Conditions to the Offer.............................................................................            5
    Required Stockholder Consent to the Proposed Merger.................................................            5

THE SPECIAL MEETING.....................................................................................            6
    General.............................................................................................            6
    The Proposals.......................................................................................            6
    Recess or Adjournment of Meeting and Other Matters..................................................            8

LEGAL PROCEEDINGS.......................................................................................            8

AGENT DESIGNATION PROCEDURES............................................................................           10

CERTAIN INFORMATION CONCERNING MENTOR GRAPHICS AND PURCHASER............................................           11

SOLICITATION EXPENSES AND PROCEDURES....................................................................           12

ADDITIONAL INFORMATION..................................................................................           13

ANNEX I INFORMATION CONCERNING CERTAIN EMPLOYEES OF MENTOR
  GRAPHICS AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS.................................................           14

ANNEX II BENEFICIAL OWNERSHIP OF COMPANY SHARES BY MENTOR GRAPHICS, PURCHASER, CERTAIN EMPLOYEES OF
  MENTOR GRAPHICS, AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS.........................................           16

ANNEX III SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY AS A GROUP......           17

ANNEX IV TRANSACTIONS IN SHARES OF THE COMPANY BY MENTOR GRAPHICS AND PURCHASER.........................           18

ANNEX V FORM OF PROPOSED AMENDMENT TO THE BYLAWS........................................................           19

                                  INTRODUCTION

    MENTOR GRAPHICS URGES YOU TO READ THIS ENTIRE SOLICITATION STATEMENT CAREFULLY. THE INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "ANTICIPATE," "ESTIMATE," "PROJECTS," "MENTOR GRAPHICS BELIEVES," "INTENDS," "EXPECTS" AND SIMILAR WORDS AND PHRASES. FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: (I) CONSUMMATION OF THE PROPOSED ACQUISITION; (II) THE SUCCESSFUL INTEGRATION OF THE COMPANY INTO MENTOR GRAPHICS' OPERATIONS WITHIN SIX MONTHS AFTER CONSUMMATION OF THE PROPOSED ACQUISITION; (III) THE RETENTION OF KEY EMPLOYEES WITHIN THE SALES, SERVICE AND MANUFACTURING ORGANIZATIONS AS WELL AS CERTAIN ENGINEERING TEAMS OF THE COMPANY; (IV) SATISFACTORY RESOLUTION OF PENDING PATENT LITIGATION; AND (V) MENTOR GRAPHICS' ABILITY TO OPERATE SUCCESSFULLY WITHIN A MORE LEVERAGED CAPITAL STRUCTURE. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. MENTOR GRAPHICS DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULTS OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

    On August 11, 1998, Mentor Graphics offered to acquire all of the outstanding Shares for $12.125 in cash per share of Company Common Stock, together with the Rights issued pursuant to the Rights Agreement of the Company dated January 10, 1996 (the "Rights Agreement") in a negotiated transaction. The Company was unwilling to accept the offer regarding the Proposed Acquisition.

    On August 12, 1998, MGZ Corp. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Mentor Graphics, commenced a tender offer to purchase all outstanding Shares at a price of $12.125 per Share, net to the seller in cash, without interest thereon (the "Offer Price"). Also on August 12, 1998, Mentor Graphics and Purchaser filed a Tender Offer Statement on Schedule 14D-1 with the Securities and Exchange Commission (the "Commission"). The tender offer is subject to the terms and conditions set forth in the Offer to Purchase dated August 12, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

    The purpose of the Offer and the Proposed Merger (as defined below) is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. Mentor Graphics intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with Purchaser or another direct or indirect subsidiary of Mentor Graphics (the "Proposed Merger"). The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the effective time of the Proposed Merger (the "Effective Time"), it is anticipated that each then outstanding Share (other than Shares owned by Mentor Graphics and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive an amount in cash equal to the Offer Price.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares owned by Mentor Graphics and its subsidiaries, including Purchaser, would represent a majority of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"), (ii) the Rights having been redeemed by the Company Board, or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition"), (iii) Purchaser being satisfied, in its sole discretion, that, after consummation of the Offer, the provisions of Section 203 ("Section 203") of the DGCL would not prohibit for any period of time, or impose any voting requirement in excess of majority stockholder approval with respect to, the Proposed Merger or other business combination with Purchaser or any affiliate of Purchaser (the "Section 203 Condition") and (iv) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Condition"). The Offer is also subject to other terms and conditions described in the Offer to Purchase. The Offer is not conditioned on Purchaser obtaining financing. The Offer is scheduled to expire on September 9, 1998, unless extended. Mentor Graphics anticipates that it will extend the Offer from time to time as necessary to permit the conditions of the Offer to be satisfied, so long as it is reasonably possible that such conditions will be satisfied.

    The purpose of this Solicitation is to facilitate the Offer by urging you to call the Special Meeting. As long as the Company declines to approve the Proposed Acquisition, the Proposed Acquisition cannot proceed, and unless the Company Board takes certain actions within its control, the Rights Condition cannot be satisfied and the Proposed Acquisition cannot be consummated. At the Special Meeting, you will be asked to remove the current members of the Company Board, to reduce the authorized number of Company directors and elect the Nominees in their place, and to repeal any provisions of the Bylaws adopted by the Company Board subsequent to the last public filing of the Bylaws. If the Nominees are elected, Mentor Graphics expects that, subject to their fiduciary duties under applicable law, the Nominees would redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Proposed Acquisition by means of the Offer and the Proposed Merger.

    Mentor Graphics stands ready to negotiate the Proposed Acquisition with the Company. Accordingly, Purchaser has reserved the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time, including upon Mentor Graphics entering into a merger agreement with the Company, or Mentor Graphics negotiating a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash. If the Company enters into negotiations with Mentor Graphics, agrees to redeem the Rights and enters into a merger agreement with Mentor Graphics or Purchaser, Mentor Graphics will terminate this Solicitation.

    MENTOR GRAPHICS URGES YOU TO COMPLETE AND RETURN THE ENCLOSED GREEN AGENT DESIGNATION CARD AS SOON AS POSSIBLE. CALLING THE SPECIAL MEETING IS AN IMPORTANT STEP IN ENSURING THE CONSUMMATION OF THE PROPOSED ACQUISITION OR ANOTHER TRANSACTION WITH MENTOR GRAPHICS OR PURCHASER. SIGNING AN AGENT DESIGNATION WILL NOT AFFECT YOUR ABILITY TO VOTE FOR OR AGAINST ANY PROPOSAL PRESENTED AT THE SPECIAL MEETING.

    YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL IF YOU WISH TO PARTICIPATE IN THE OFFER. SIGNING AND RETURNING AN AGENT DESIGNATION CARD WILL NOT CONSTITUTE A TENDER OF YOUR SHARES PURSUANT TO THE OFFER OR OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER.

    Complete information about the Offer is contained in the Offer to Purchase, which is available upon request from Purchaser's Information Agent for the Offer, MacKenzie, and in the Tender Offer Statement on Schedule 14D-1. The Tender Offer Statement on Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth under "Certain Information Concerning Mentor Graphics and Purchaser" (except that such material will not be available at the regional offices of the Commission).

                BACKGROUND OF THE OFFER AND THE PROPOSED MERGER

    During a series of meetings and telephone calls in the summer of 1995, representatives of Mentor Graphics and the Company discussed the possibility of a business combination between the two companies. These discussions did not result in any negotiations concerning a business combination.

    On August 11, 1998, Mr. Walden C. Rhines, Chief Executive Officer and President of Mentor Graphics, met with Mr. Glen Antle, Chairman of the Board of the Company. At the meeting, Mr. Rhines proposed that Mentor Graphics acquire the Company at a price of $12.125 per Share in cash. While Mr. Antle stated that he would communicate the offer to the Company Board, he stated that he was unwilling to accept the offer, to cause the Company to remove its takeover defenses or to cause the Company to refrain from taking action to prevent the consummation of the Offer.

    At the meeting, Mr. Rhines delivered the following letter to Mr. Antle setting forth the Proposed Acquisition and its merits and indicating Mentor Graphics' desire to enter into a negotiated transaction:

The Board of Directors                                           August 11, 1998
Quickturn Design Systems, Inc.
55 W. Trimble Road
San Jose, CA 95131

Attention:Glen M. Antle
       Chairman of the Board

Dear Mr. Antle:

    I am writing to inform you that the Board of Directors of Mentor Graphics Corporation has unanimously authorized Mentor Graphics to offer to acquire all outstanding shares of Quickturn Design Systems, Inc. common stock at a price of $12.125 per share in cash.

    We have the necessary financing in hand to consummate this acquisition and therefore the offer is not subject to any financing condition. Reflecting our commitment to this acquisition, we have already acquired more than three percent of Quickturn's outstanding common stock.

    We believe our offer represents a superior opportunity for all Quickturn stockholders to maximize the value of their investment in Quickturn. This all-cash offer represents a substantial premium over Quickturn's current market price.

    Moreover, we believe that the combination of Mentor Graphics and Quickturn will significantly benefit the customers of both companies. It will advance Mentor Graphics' strategy of continuing to be a leading supplier of electronic system verification solutions by strengthening our position in emulation products.

    In addition, in separate patent-infringement lawsuits over the past two and a half years, Mentor Graphics has sued Quickturn and Quickturn has sued Mentor Graphics. The acquisition will resolve these disputes between our companies, which otherwise will continue to require substantial time and expense and represent a significant distraction for both companies well into the future.

    We are determined to make this acquisition a reality and to bring its benefits to our respective stockholders and customers, as expeditiously as possible. Accordingly, we are commencing a tender offer directly to your stockholders on August 12, 1998.

    We are prepared, however, to acquire Quickturn through a negotiated transaction and to consider an increased offering price in the event that we are first permitted to conduct a due diligence review and that such review demonstrates greater value of Quickturn to Mentor Graphics than we can ascertain from public information.

                                          Very truly yours,

                                          /s/ Walden C. Rhines
                   -------------------------------------------------------------

                                          President and
                                          Chief Executive Officer

    The preceding letter contains forward-looking statements within the meaning of Section 21E of the Exchange Act.

    On August 12, 1998, Mentor Graphics and Purchaser commenced the Offer. Also on August 12, 1998 Mentor Graphics filed preliminary materials with the Commission to solicit agent designations.

    On August 12, 1998, Mentor Graphics and Purchaser commenced litigation against the Company and the Company Board in the Court of Chancery of the State of Delaware seeking, among other things, an order (i) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (ii) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (v) enjoining the Company Board from taking any actions designed to impede or which have the effect of impeding the Offer, the Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law, (vi) enjoining the Company Board from taking any actions to impede, or refuse to recognize the validity of, Mentor Graphics' call of the Special Meeting, provided that Mentor Graphics has obtained Agent Designations from Company stockholders holding not less than 10% of the outstanding Shares of the Company and (vii) enjoining the Company Board from taking any action to cause the Company to become subject to Section 2115 of the California General Corporation Law.

    Also on August 12, 1998 Mentor Graphics and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Mentor Graphics and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and the Solicitation.

          THE PROPOSED ACQUISITION, THE OFFER AND THE PROPOSED MERGER

THE PROPOSED ACQUISITION

    On August 11, 1998, Mentor Graphics offered to acquire all of the outstanding Shares for $12.125 in cash per share of Company Common Stock (together with each associated Right) in a negotiated transaction. The Company was unwilling to accept the offer regarding the Proposed Acquisition.

    If the Proposed Acquisition is to proceed, the Company must approve the Proposed Merger and take all action necessary to satisfy the conditions to the Offer, or the present members of the Company Board must be removed and the Nominees elected in their place who are expected to take all action necessary to facilitate consummation of the Proposed Acquisition by means of the Offer and the Proposed Merger, subject to their fiduciary duties as directors of the Company.

TERMS OF THE OFFER AND THE PROPOSED MERGER

    On August 12, 1998, Mentor Graphics commenced the Offer, which provides for the purchase of all outstanding Shares at the Offer Price ($12.125 per Share), and this Solicitation. The Offer is subject to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal. The purpose of the Offer and the Proposed Merger is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares.

    Mentor Graphics intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate the Proposed Merger or a similar business combination with Purchaser or another direct or indirect subsidiary of Mentor Graphics. The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the Effective Time, it is anticipated that each then outstanding Share (other than Shares owned by Mentor Graphics and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price. If the Proposed Merger is consummated, shares of the Company's Common Stock would cease to be listed on the Nasdaq National Market. Subject to the terms and conditions of the Proposed Merger and in accordance with the DGCL, the Company would be merged with and into Purchaser or another direct or indirect subsidiary of Mentor Graphics. Purchaser or another direct or indirect subsidiary would be the surviving corporation in the Proposed Merger, and would continue its corporate existence under Delaware law.

    Mentor Graphics stands ready to negotiate with the Company with respect to the Proposed Acquisition. Purchaser has reserved the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time, including upon Mentor Graphics entering into a merger agreement with the Company, or Mentor Graphics negotiating a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash. If the Company enters into negotiations with Mentor Graphics, agrees to redeem the Rights and enters into a merger agreement with Mentor Graphics or Purchaser, Mentor Graphics will terminate this Solicitation.

CONDITIONS TO THE OFFER

    Consummation of the Offer is subject to fulfillment of a number of conditions, including, without limitation, (i) the Minimum Condition, (ii) the Rights Condition, (iii) the Section 203 Condition and (iv) the HSR Condition, each of which is described in the Offer to Purchase. The Offer is also subject to other terms and conditions described in the Offer to Purchase. The Offer is not conditioned on Purchaser obtaining financing. The Offer is scheduled to expire on September 9, 1998, unless extended. Purchaser anticipates that it will extend the Offer from time to time as necessary to permit the conditions of the Offer to be satisfied.

    Although Mentor Graphics will seek consummation of the Proposed Merger as soon as practicable following the purchase of Shares pursuant to the Offer, the outcome of the proxy solicitation to elect the Nominees and certain terms of the Rights may affect the ability of Mentor Graphics to obtain control of the Company and to consummate the Proposed Merger. Accordingly, the exact timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, including, among other things, the outcome of the Solicitation and the proxy solicitation, the actions of the Board, the number of Shares acquired by Purchaser pursuant to the Offer, and whether the Rights Condition and the
Section 203 Condition are satisfied or waived. Mentor Graphics expects the Nominees, if elected, to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and to take such other action as is necessary to expedite the prompt consummation of the Offer and the Proposed Merger, in each case subject to their fiduciary duties as directors of the Company.

REQUIRED STOCKHOLDER CONSENT TO THE PROPOSED MERGER

    Under the DGCL, the merger of a Delaware corporation generally requires the approval of its board of directors and the affirmative vote of holders of at least a majority of its outstanding voting securities. If the Nominees are elected and approve the Offer and the Offer is thereafter consummated (without any waiver of the Minimum Condition and assuming the satisfaction or waiver of all other conditions to the Offer), it is expected that the Nominees would, subject to their fiduciary duties as directors of the Company, approve the Proposed Merger, and Mentor Graphics and Purchaser could approve the Proposed Merger without the affirmative vote of any other Company stockholder. If the Company Board approves the Offer prior to its consummation, the Offer is thereafter consummated in accordance with its terms, and the existing Company Board approves the Proposed Merger, Mentor Graphics and Purchaser also could approve the Proposed Merger without the affirmative vote of any other Company stockholder.

    If the Company Board has not approved the Offer, remains in office following the consummation of the Offer (following Purchaser's waiver of the Section 203 Condition, which is not presently contemplated, and the satisfaction or waiver of all other conditions to the Offer, including without limitation the redemption or invalidation of the Rights) and does not approve the Proposed Merger, Purchaser, in order to consummate the Proposed Merger, would first have to elect a majority of the Board, which would approve the Proposed Merger. Thereafter, the Proposed Merger would require the affirmative vote of 66 2/3% of the outstanding Shares not owned (within the meaning of Section 203) by Mentor Graphics or Purchaser, unless the transaction were not to occur for at least three years following consummation of the Offer or Purchaser purchased pursuant to the Offer at least 85% of the outstanding Shares outstanding on the date of the commencement of the Offer (excluding Shares owned by directors of the Company who are also officers and certain employee stock plans), in which event Mentor Graphics and Purchaser could approve the Proposed Merger without the affirmative vote of any other stockholder.

                              THE SPECIAL MEETING

GENERAL

    In order to facilitate the Proposed Acquisition, Mentor Graphics is soliciting Agent Designations to call the Special Meeting. Mentor Graphics is furnishing this Solicitation Statement and a form of Agent Designation to you for the appointment of designated agents of the stockholders to call the Special Meeting to be held within approximately 45 days following the date on which Mentor Graphics delivers to the Company Agent Designations from the Requisite Holders. After the Special Meeting has been called, Mentor Graphics will solicit proxies from you in support of the Proposals by sending you a notice of the Special Meeting, a proxy statement and a proxy card for use therewith.

THE PROPOSALS

    If Mentor Graphics is successful in its solicitation of Agent Designations and the Special Meeting is called and held, Mentor Graphics expects to present the following matters for a stockholder vote, in the following order at the Special Meeting:

    REMOVAL OF DIRECTORS. Mentor Graphics expects to propose the removal of each of the Company's current directors and any other person who may be a director immediately prior to the effectiveness of the actions proposed to be taken by the proxy solicitation. The Company's current directors are Glen M. Antle, Richard C. Alberding, Michael R. D'Amour, William A. Hasler, Dr. Yen-Son
(Paul) Huang, Charles D. Kissner, Dr. David K. Lam and Keith R. Lobo. Pursuant to Section 141(k) of the DGCL and Section 3.16 of the Bylaws, the removal of directors requires the affirmative vote of a majority of all Shares then outstanding and entitled to vote on the election of directors.

    REDUCTION IN SIZE OF BOARD. Mentor Graphics expects to propose a reduction in the authorized number of Company directors to five. The Company Board currently consists of eight directors. Mentor Graphics believes that a smaller number of directors would be a more effective working group. This proposed amendment to the Bylaws is set forth in its entirety in Annex V to this Solicitation Statement. This Bylaw amendment is designed to reduce the number of directors constituting the Company Board to the number that would be in office if the Proposal to remove the incumbent directors is approved and the Nominees are elected. Pursuant to Sections 3.2 and 3.16 of Article III of the Bylaws, the reduction of the authorized number of directors does not have the effect of removing any director then in office. Based on publicly available information, Mentor Graphics believes that adoption of the proposed amendment to the Bylaws requires a majority vote of the Shares represented in person or by proxy and entitled to vote at the Special Meeting, assuming a quorum is present.

    ELECTION OF DIRECTORS. Mentor Graphics expects to propose the election as directors of the Company of five Nominees, each of whom will be individuals not affiliated with Mentor Graphics, to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Assuming there is a quorum at the Special Meeting, directors will be elected by a plurality of the votes cast by the stockholders of the Company entitled to vote at the Special Meeting.

    Mentor Graphics does not expect that any of the Nominees will be unable to stand for election at the Special Meeting, but, in the event that one or more vacancies in the slate of Nominees should occur unexpectedly, Mentor Graphics will name a substitute nominee.

    In addition, Mentor Graphics reserves the right (i) to nominate additional nominees to fill any director positions created by the Company Board prior to or at the Special Meeting and (ii) to nominate substitute or additional persons if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees.

    Mentor Graphics' primary purpose in seeking to elect the Nominees to the Company Board is to secure, subject to the Nominees' fiduciary duties as directors of the Company, the redemption of the Rights (or the amendment of the Rights Agreement to make the Rights inapplicable to the Proposed Acquisition) and the approval of the Offer and the Proposed Merger under Section 203, thereby facilitating the consummation of the Proposed Acquisition. However, if elected, the Nominees would be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company. In this regard, circumstances may arise in which the interests of Mentor Graphics and its affiliates, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In any such case, Mentor Graphics expects the Nominees to discharge fully their obligations to the Company and its stockholders under Delaware law.

    It is contemplated that each Nominee will be paid a fee of $25,000 by Mentor Graphics for agreeing to stand for election as a director of the Company. In addition, it is anticipated that each Nominee, upon election, will receive director's fees, consistent with the Company's past practice, for services as a director of the Company. According to the Company's 1998 Proxy Statement, directors of the Company received an annual retainer of $12,000 and an annual committee membership stipend of $1,500 for each committee of the Company Board on which a director served for the fiscal year ended December 31, 1997. Mentor Graphics will indemnify each Nominee, to the fullest extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee in his or her capacity as a nominee for election as a director of the Company, and, if elected, as a director of the Company, or arising out of his or her status in either such capacity. Mentor Graphics will also reimburse each Nominee for his or her reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

    REPEAL OF BYLAWS ADOPTED SUBSEQUENT TO MARCH 30, 1998 AND PRIOR TO THE EFFECTIVENESS OF THE PROPOSALS. Mentor Graphics expects to propose the repeal of any provision of the Bylaws, and the repeal of any amendment to the Bylaws, in each case adopted subsequent to March 30, 1998 and prior to the effectiveness of the Proposals. This Proposal is designed to prevent the Company Board from taking actions to amend the Bylaws to attempt to nullify or delay the actions taken by the stockholders pursuant to the Proposals or to create new obstacles to the consummation of the Proposed Acquisition, the Offer and the Proposed Merger. The Bylaws filed with the Commission on March 30, 1998 as an exhibit to the Company's Form 10-K for the year ended December 31, 1997 are the most recent publicly available version of the Bylaws. Accordingly, this Proposal would not repeal any provision of the Bylaws that has been publicly disclosed prior to the date thereof. If, however, the Company Board has adopted since March 30, 1998, or adopts prior to the effectiveness of the Proposals, any amendment to the Bylaws, this Proposal would repeal such amendment so as to prevent the Company Board from creating new obstacles to the consummation of the Proposed Acquisition, the Offer and the Proposed Merger and to remove any existing undisclosed obstacles to the consummation of the Proposed Acquisition, the Offer and the Proposed Merger.

RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS.

    Mentor Graphics expects to request, in the proxy solicitation relating to the Special Meeting, authority (i) to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of the election to certify the outcome of the election of directors, or to allow the solicitation of additional votes, if necessary, to approve any of the proposals and (ii) to oppose and vote against any proposal to recess or adjourn the Special Meeting. Mentor Graphics does not currently anticipate additional proposals on any substantive matters. Nevertheless, Mentor Graphics reserves the right either to modify the Proposals or cause additional proposals to be identified in the notice of, and in the proxy materials for, the Special Meeting. Mentor Graphics is not aware of any other proposals to be brought before the Special Meeting. However, should other proposals be brought before the Special Meeting, Mentor Graphics will vote its proxies on such matters in its discretion.

    Mentor Graphics' proposals to reduce to five the authorized number of Company directors and to elect its Nominees are dependent upon the removal at the Special Meeting of all incumbent directors of the Company. If Mentor Graphics is successful at the Special Meeting in removing all incumbent directors of the Company, and is not successful in reducing the size of the Company Board, Mentor Graphics intends to elect the Nominees, and the remaining vacancies on the Board may be filled by the Company's stockholders or the Company Board.

    IF THE SPECIAL MEETING IS CALLED, YOU WILL BE FURNISHED WITH NOTICE OF THE SPECIAL MEETING AND PROXY MATERIALS RELATING TO THE FOREGOING PROPOSALS. THESE PROXY MATERIALS WILL CONTAIN SIGNIFICANTLY MORE DETAILED INFORMATION CONCERNING THE PROPOSALS AND THE PROPOSED ACQUISITION, INCLUDING RELEVANT PRO FORMA FINANCIAL INFORMATION.

                               LEGAL PROCEEDINGS

    Mentor Graphics and the Company are involved in patent litigation in the United States District Court in Portland, Oregon and San Francisco, California and in Germany, in which the parties have alleged various claims of patent infringement against each other.

    In March 1996, Mentor Graphics filed suit (MENTOR GRAPHICS CORPORATION v. QUICKTURN DESIGN SYSTEMS, INC.) in the United States District Court in Portland, Oregon against the Company for a declaratory judgment of non-infringement, invalidity and unenforceability of three of the Company's patents. The Company filed a counterclaim against Mentor Graphics alleging infringement of six of the Company's patents, including the three patents subject to the declaratory judgment action. The counterclaim seeks a permanent injunction prohibiting sales of Mentor Graphics' SimExpress products in the United States as well as compensatory damages and attorneys' fees. In August 1997, the District Court granted the Company a preliminary injunction prohibiting Mentor Graphics from selling its SimExpress version 1.0 and 1.5 acceleration verification systems in the United States. The injunction also prohibits Mentor Graphics from shipping current United States inventory modified in the United States to any of its non-

United States locations. On August 5, 1998, the United States Court of Appeals for the Federal Circuit affirmed the grant of the preliminary injunction on Mentor Graphics' appeal.

    In June 1998, the District Court appointed a senior patent litigator to be Special Master in the case. The Special Master has reviewed the judge's rulings on claim interpretation (so-called "Markman" rulings) and will provide recommended rulings on summary judgment motions filed in June 1998 by Mentor Graphics and the Company. Rulings on these District Court matters are expected in the third and fourth quarters of 1998. While a trial in the District Court is scheduled to begin December 1, 1998, there can be no assurance that such date will not be extended. An unfavorable ruling in the District Court trial could involve substantial cost to Mentor Graphics and could make permanent the prohibition on Mentor Graphics' manufacturing and selling its existing accelerated verification of hardware design products in the United States. While an adverse judgment in this litigation would not affect Mentor Graphics' ability to borrow funds under the $200 million unsecured revolving credit facility obtained in connection with the Offer, an adverse judgment could have a material adverse effect on Mentor Graphics' results of operations in the applicable period.

    In January 1996, the Company filed an administrative complaint with the United States International Trade Commission ("ITC") (IN THE MATTER OF CERTAIN HARDWARE LOGIC EMULATION SYSTEMS AND COMPONENTS THEREOF, Investigation No. 337-TA-383) seeking to prohibit the distribution of SimExpress products in the United States. In August 1996, the ITC issued a ruling effectively prohibiting the importation of this technology into the United States. In August 1997, the ITC Administrative Law Judge recommended the imposition of evidentiary and monetary sanctions against Mentor Graphics. While this decision is expected to be appealed, no decision is expected for at least nine months. If Mentor Graphics is unsuccessful in its appeal, the amount of monetary sanctions has been stipulated to be $425,000. In December 1997, the ITC issued a Cease and Desist Order prohibiting Mentor Graphics from importing SimExpress products or components, and from providing repair or maintenance services to existing United States customers. This order took effect in February 1998.

    Discovery on the issue of the Company's damages caused by Mentor Graphics' alleged infringement is not yet complete, and the Company has not presented a calculation of its damages nor made a monetary settlement demand. Mentor Graphics believes that the Company's damages would be based in significant part upon the fact that the gross amount of all of Mentor Graphics' allegedly infringing U.S. sales total only approximately $3,500,000. In addition to compensatory damages, in the event the court finds that Mentor Graphics' infringement was willful, the trial court judge has the discretion to enhance the jury award so that the total award is at most triple the amount awarded by the jury. The trial court judge also has the discretion, if he determines that the action qualifies as "an extraordinary case" (which typically requires a finding that the infringement was willful), to award the Company reasonable costs and attorneys fees.

    In October 1997, the Company also filed an action against Mentor Graphics in a German court alleging that SimExpress infringes on a German patent held by the Company (the European version of one of the patents in dispute in MENTOR GRAPHICS CORPORATION V. QUICKTURN DESIGN SYSTEMS, INC. discussed above). Mentor Graphics expects resolution in this case no earlier than late 1999.

    In February 1998, Meta Systems, Inc. ("Meta"), a subsidiary of Mentor Graphics, filed a patent infringement action against the Company in the United States District Court for the Northern District of California in San Francisco, California (META SYSTEMS, INC. AND APTIX CORPORATION V. QUICKTURN DESIGN SYSTEMS INC.). The complaint, which is based on a patent licensed from Aptix Corporation of San Jose, California by Meta and Mentor Graphics, relates to the Company's M3000 System Realizer and seeks damages for infringement as a result of the Company's manufacture and sale of certain emulation equipment. Meta, which was joined in the suit by Aptix Corporation, plans to seek an injunction prohibiting further infringement by the Company. A trial date of July 6, 1999 has been set.

    On August 12, 1998, Mentor Graphics and Purchaser commenced litigation against the Company and the Company Board in the Court of Chancery of the State of Delaware seeking, among other things, an order (i) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (ii) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (v) enjoining the Company Board from taking any actions designed to impede or which have the effect of impeding the Offer, the Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law, (vi) enjoining the Company Board from taking any actions to impede, or refuse to recognize the validity of, Mentor Graphics' call of the Special Meeting, provided that Mentor Graphics has obtained Agent Designations from Company stockholders holding not less than 10% of the outstanding Shares of the Company and (vii) enjoining the Company Board from taking any action to cause the Company to become subject to Section 2115 of the California General Corporation Law.

    Also on August 12, 1998 Mentor Graphics and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Mentor Graphics and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and the Solicitation.

                          AGENT DESIGNATION PROCEDURES

    Pursuant to this Solicitation Statement, Mentor Graphics is soliciting Agent Designations from holders of outstanding Shares to call the Special Meeting. By executing an Agent Designation, a stockholder will designate specified persons as the stockholder's agents (each, a "Designated Agent") and will authorize the Designated Agents (i) to call the Special Meeting, (ii) to set the date and time of the Special Meeting, (iii) to give notice of the Special Meeting and any adjournment thereof and (iv) to exercise all rights of Requisite Holders incidental to calling and convening the Special Meeting and causing the purposes of the authority expressly granted pursuant to the Agent Designations to the Designated Agents to be carried into effect. Agent Designations do not grant the Designated Agents the power to vote any Shares at the Special Meeting. To vote on the matters to be brought before the Special Meeting you must vote by proxy or in person at the Special Meeting.

    Pursuant to the applicable law and the Bylaws, record holders of not less than 10% of the outstanding shares of the Company entitled to vote may call the Special Meeting. According to the Company's Form 10-Q for the quarter ended March 31, 1998, as of April 30, 1998, there were 17,809,342 Shares outstanding. Based on such number and the fact that Mentor Graphics and its subsidiaries, including Purchaser, own 591,500 Shares, Agent Designations from holders of an aggregate of at least 1,189,434 Shares in addition to Shares owned by Mentor Graphics will be required to call the Special Meeting. Mentor Graphics believes that (i) the date for determining stockholders entitled to call the Special Meeting and submit Agent Designations in connection therewith shall be the date that the Special Meeting is actually called and (ii) the stockholders, not the Company Board, have the right to fix the date and time of the Special Meeting and give notice thereof. Therefore, following receipt of Agent Designations from the Requisite Holders, the Designated Agents will call the Special Meeting and fix the date and time of the Special Meeting. Shortly thereafter, Mentor Graphics will distribute the appropriate notice of the Special Meeting, together with proxy materials and a proxy card, to the holders of record of Company Common Stock entitled to vote at the Special Meeting.

    The record date for determining stockholders entitled to notice of, or to vote at, the Special Meeting shall be at the close of business on the day next preceding the day on which notice of the Special Meeting is given to stockholders, unless the Company Board sets a different record date in accordance with the DGCL.

    You may revoke your Agent Designation at any time by delivering a written revocation to Mentor Graphics in care of MacKenzie at the address or fax number set forth on the back cover of this Solicitation Statement. Such a revocation must clearly state that your Agent Designation is no longer effective. Any revocation of an Agent Designation will not affect any action taken by the Designated Agents pursuant to the Agent Designation prior to such revocation.

    If your Shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign an Agent Designation with respect to your Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and give instructions for a GREEN Agent Designation representing your Shares to be signed. Mentor Graphics urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to Mentor Graphics in care of MacKenzie at the address or fax number set forth on the back cover of this Solicitation Statement so that Mentor Graphics will be aware of all instructions given and can attempt to ensure that such instructions are followed.

    BY EXECUTING THE GREEN AGENT DESIGNATION AND RETURNING IT TO MENTOR GRAPHICS, YOU ARE NOT COMMITTING TO CAST ANY VOTE IN FAVOR OR AGAINST, NOR ARE YOU GRANTING ANY PROXY TO VOTE ON, ANY OF THE PROPOSALS TO BE BROUGHT BEFORE THE SPECIAL MEETING. MOREOVER, EXECUTION OF THE GREEN AGENT DESIGNATION WILL NOT OBLIGATE YOU IN ANY WAY TO SELL YOUR SHARES PURSUANT TO THE OFFER.

          CERTAIN INFORMATION CONCERNING MENTOR GRAPHICS AND PURCHASER

    Mentor Graphics manufactures, markets and supports software and hardware electronic design automation ("EDA") products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. In 1996, Mentor Graphics expanded its product offerings beyond traditional EDA to include (1) intellectual property products and services intended to increase design efficiency by delivering standard, reusable functions for the design of hardware components and (2) embedded software development and system verification tools intended to shorten product time-to-market by allowing for simultaneous development and testing of hardware and embedded software. Mentor Graphics markets its products primarily to large companies in the communications, computer, semiconductor, consumer electronics, aerospace and transportation industries. Customers use Mentor Graphics' software in the design of such diverse products as supercomputers, automotive electronics, telephone-switching systems, cellular base stations and handsets, computer network hubs and routers, signal processors and personal computers. Mentor Graphics licenses its products primarily through its direct sales force in North America, Europe and Asia and through distributors in territories where the volume of business does not warrant a direct sales presence. Mentor Graphics was incorporated in Oregon in 1981 and its common stock is traded on the Nasdaq National Market under the symbol "MENT." Mentor Graphics' executive offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Mentor Graphics which to date has not conducted any business other than in connection with the Offer and the Proposed Merger. Purchaser's principal offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    Mentor Graphics is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Comprehensive information concerning Mentor Graphics is included in Mentor Graphics' Form 10-K for the year ended

December 31, 1997 (the "Mentor Graphics Form 10-K"), Mentor Graphics' Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 (the "Mentor Graphics Form 10-Qs") and other documents filed by Mentor Graphics with the Commission. Such reports and other documents should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, (Suite 1400), Chicago, IL 60661. The Commission also maintains an Internet site on the World Wide Web at http:// www.sec.gov that contains reports, proxy statements and other information. Copies of the Mentor Graphics Form 10-K, the Mentor Graphics Form 10-Qs and Mentor Graphics' other filings with the Commission should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Mentor Graphics Form 10-K, the Mentor Graphics Form 10-Qs and Mentor Graphics' other filings with the Commission are also available for inspection at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    Information about certain employees of Mentor Graphics and Purchaser and certain other representatives of Mentor Graphics who may assist MacKenzie in soliciting Agent Designations is set forth in the attached Annex I. Annex II sets forth certain information relating to Shares owned by Mentor Graphics and Purchaser, such employees and other representatives, and certain transactions between any of them and the Company.

                      SOLICITATION EXPENSES AND PROCEDURES

    The entire expense of preparing, assembling, printing and mailing this Solicitation Statement and the accompanying Agent Designation, and the cost of soliciting Agent Designations, will be borne by Mentor Graphics.

    In addition to the use of the mails, Agent Designations may be solicited by certain employees of Mentor Graphics and its affiliates by mail, advertisement, telephone, telegram, personal solicitation, and live or prerecorded audio or video presentations, for which no compensation will be paid to such individuals. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material to the customers for whom they hold Shares, and Mentor Graphics will reimburse them for their reasonable out-of-pocket expenses.

    Mentor Graphics has retained MacKenzie for advisory, information agent and proxy solicitation services in connection with the Offer, the Solicitation and the proposed Special Meeting. MacKenzie will be paid a fee not to exceed $50,000, and will be reimbursed for its reasonable out-of-pocket expenses in connection with this Solicitation. Mentor Graphics has also agreed to indemnify MacKenzie against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. MacKenzie will solicit Agent Designations from individuals, brokers, bank nominees and other institutional holders. It is anticipated that approximately 50 persons will be utilized by MacKenzie in its solicitation efforts, which may be made by telephone, telegram, facsimile and in person.

    Salomon Smith Barney is acting as Dealer Manager in connection with the Offer and as financial advisor to Mentor Graphics in connection with Mentor Graphics' effort to acquire the Company. Mentor Graphics has agreed to pay to Salomon Smith Barney a fee of $2.4 million if the Offer and the Proposed Merger or a similar acquisition transaction is consummated or a fee of $600,000 if, following commencement of the Offer, no such acquisition transaction is consummated. Mentor Graphics has also agreed to pay to Salomon Smith Barney 10% of certain proceeds received by Mentor Graphics from the sale of the Shares owned by Mentor Graphics in the event the Offer and the Proposed Merger or a similar acquisition transaction is not consummated. In the event Mentor Graphics receives a termination, topping or similar fee following the termination or abandonment of a proposed acquisition transaction, Mentor Graphics has also agreed to pay to Salomon Smith Barney 10% of the excess (if any) of such fee over Mentor Graphics' out-of-pocket expenses in connection with such proposed acquisition transaction. Mentor Graphics has also agreed to reimburse Salomon Smith Barney for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Salomon Smith Barney and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

    Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc. have been licensed to use the Salomon Smith Barney service mark.

    In connection with Salomon Smith Barney's engagement as financial advisor, Mentor Graphics anticipates that certain employees of Salomon Smith Barney may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company for the purpose of assisting in the solicitation of Agent Designations. Salomon Smith Barney will not receive any fee for or in connection with such solicitation activities by employees of Salomon Smith Barney apart from the fees it is otherwise entitled to receive as described above.

    Mentor Graphics estimates that total costs relating to the Offer, the solicitation of Agent Designations and the solicitation of proxies for approval of the Proposals, including expenditures for attorneys, accountants, financial advisors, proxy solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees, other than payment for Shares pursuant to the Offer, are expected to aggregate approximately $7.4 million, including fees payable to MacKenzie and Salomon Smith Barney. To date, Mentor Graphics has spent $2.3 million of such total estimated expenditures.

                             ADDITIONAL INFORMATION

    Set forth on Annex III hereto is certain information relating to each person who, based on publicly available information, owns beneficially more than 5% of the shares of Company Common Stock and information relating to the ownership of Company Common Stock by directors and executive officers of the Company.

    The information concerning the Company contained in this Solicitation Statement and the Annexes attached hereto has been taken from, or is based upon, publicly available documents and records on file with the Commission and other public sources. Neither Mentor Graphics nor Purchaser assumes any responsibility for the accuracy or completeness thereof or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Mentor Graphics and Purchaser. Mentor Graphics and Purchaser have not had access to the books and records of the Company.

                                    ANNEX I

          INFORMATION CONCERNING CERTAIN EMPLOYEES OF MENTOR GRAPHICS
                  AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS

    Set forth in the tables below are the present principal occupation or employment, and the name, principal business and address of any corporation or organization in which such employment is carried on, for certain employees of Mentor Graphics and certain other representatives of Mentor Graphics, other than the Nominees, who may also solicit Agent Designations from the stockholders of the Company. The principal business address of Mentor Graphics is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

                      CERTAIN EMPLOYEES OF MENTOR GRAPHICS

                                                                          PRESENT PRINCIPAL OCCUPATION AND
           NAME                            TITLE                            FIVE YEAR EMPLOYMENT HISTORY
--------------------------  -----------------------------------  ---------------------------------------------------
Walden C. Rhines            President, Chief Executive Officer   Dr. Rhines has served as Director, President and
                            and Director                         Chief Executive Officer of Mentor Graphics since
                                                                 1993. From 1972 to 1993, Dr. Rhines was employed by
                                                                 Texas Instruments Incorporated where his duties
                                                                 included Executive Vice President of Texas
                                                                 Instruments Semiconductor Group. Dr. Rhines is also
                                                                 a director of Cirrus Logic, Inc. and Triquint
                                                                 Semiconductor, Inc.

Gregory K. Hinckley         Executive Vice President,            Mr. Hinckley has served as Executive Vice
                            Chief Operating Officer and Chief    President, Chief Operating Officer and Chief
                            Financial Officer                    Financial Officer of Mentor Graphics since 1997.
                                                                 From 1995 until 1996, Mr. Hinckley was Senior Vice
                                                                 President of VLSI Technology, Inc. From 1992 until
                                                                 1996, Mr. Hinckley was Vice President, Finance and
                                                                 Chief Financial Officer of VLSI. Mr. Hinckley is
                                                                 also a director of OEC Medical Systems, Inc. and
                                                                 Amkor Technology, Inc.

Dennis Weldon               Treasurer                            Mr. Weldon has served as Treasurer of Mentor
                                                                 Graphics since 1996. Mr. Weldon served as Director
                                                                 of Finance Administration of Mentor Graphics from
                                                                 1994 to 1996 and prior thereto served as Finance
                                                                 Manager of Mentor Graphics.

Ann Wagner                  Vice President, Marketing            Ms. Wagner has served as Vice President, Marketing
                                                                 of Mentor Graphics since June 1998. From 1996 to
                                                                 1998, Ms. Wagner was Vice President of Corporate
                                                                 Marketing for the SunSoft operating company of Sun
                                                                 Microsystems, Inc. From 1977 to 1996, Ms. Wagner
                                                                 was employed by National Semiconductor Corporation
                                                                 where her duties included Vice President, Marketing
                                                                 and Communications.

  OTHER REPRESENTATIVES OF MENTOR GRAPHICS WHO MAY SOLICIT AGENT DESIGNATIONS

    Although Salomon Smith Barney does not admit that it or any of its directors, officer, employees or affiliates is a "participant," as defined in
Schedule 14A promulgated by the Commission under the Exchange Act, or that
Schedule 14A requires the disclosure of certain information concerning them, the following employees of Salomon Smith Barney may assist Mentor Graphics in soliciting proxies from the Company's stockholders. The principal business address of each Salomon Smith Barney employee named below is Salomon Brothers Inc, Seven World Trade Center, New York, NY 10048.

                                                                     PRESENT PRINCIPAL
                            NAME                                  OCCUPATION OR EMPLOYMENT
                    ---------------------                      ------------------------------
Christopher Varelas..........................................             Director
Adam M. Berger...............................................          Vice President
Richard Gallivan.............................................          Vice President
Gregory J. Dalvito...........................................            Associate
Maurizio Cortese.............................................        Financial Analyst

                                    ANNEX II

                            BENEFICIAL OWNERSHIP OF
                 COMPANY SHARES BY MENTOR GRAPHICS, PURCHASER,
                     CERTAIN EMPLOYEES OF MENTOR GRAPHICS,
                  AND OTHER REPRESENTATIVES OF MENTOR GRAPHICS

    On August 11, 1998, Mentor Graphics transferred record ownership of 100 Shares to the Purchaser. In addition, on the date hereof, Mentor Graphics beneficially owns, directly or indirectly, an aggregate of 591,500 Shares, including the Shares held of record by Purchaser (representing 3.32% of the 17,809,342 Shares outstanding as of April 30, 1998, according to the Company's Form 10-Q for quarter ended March 31, 1998). The Shares now owned by Mentor Graphics and Purchaser were purchased in the transactions described in Annex IV hereto.

    In the ordinary course of its brokerage business, Salomon Smith Barney trades securities of the Company and has engaged in numerous transactions for its own account and for the accounts of its customers during the past two years. The number of such transactions for Salomon's own account during this period is
approximately             . Accordingly, it is impracticable to list each such
transaction.

    Except as otherwise set forth in this Annex II, neither Mentor Graphics, Purchaser nor any of the other participants in this Solicitation, (i) is the beneficial or record owner of any Shares, (ii) has purchased or sold any Shares within the past two years, borrowed any funds for the purpose of acquiring or holding any Shares, or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any Shares, or
(iii) was in the past ten years convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). There have not been any transactions between the Company and Mentor Graphics or any of the other participants in this Solicitation since the beginning of the Company's last fiscal year and, other than the Offer, the Proposed Merger and the Proposed Acquisition, none of Mentor Graphics, Purchaser, or any of the other participants in this Solicitation, or any associate of the foregoing persons or any other person who may be deemed a "participant" in this Solicitation has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or its affiliates will or may be a party.

                                   ANNEX III

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                    AND MANAGEMENT OF THE COMPANY AS A GROUP

    The following table sets forth, based on the Company's 1998 Proxy Statement, the security ownership of certain persons who have advised the Company that as of February 25, 1998 each "beneficially" owned more than 5% of the outstanding Shares and the beneficial ownership of Shares by all directors and officers of the Company and its subsidiaries as a group as of February 25, 1998.

                                                                           AMOUNT AND NATURE OF
                            NAME AND ADDRESS                               BENEFICIAL OWNERSHIP     PERCENT OF
                          OF BENEFICIAL OWNER                                      (1)                 CLASS
                         ---------------------                            ----------------------  ---------------
Kopp Investment Advisors, Inc. (2)......................................          2,597,975              14.6%
  7701 France Avenue South, Suite 500
  Edina, MN 55435
State of Wisconsin Investment Board (2).................................          1,149,500(3)            6.5%(3)
  121 East Wilson Street
  Madison, WI 53707
All directors and executive officers as a group (20 persons)(4).........          2,710,805              14.4%

------------------------

(1) The number and percentage of shares beneficially owned is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any share which the individual has the right to acquire within sixty days of February 25, 1998 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) This information was obtained from filings made with the Commission pursuant to Sections 13(d) or 13(g) of the Exchange Act.

(3) Subsequent to the Company's 1998 Proxy Statement, the State of Wisconsin Investment Board ("SWIB") filed with the Commission a Schedule 13G on August 5, 1998 which stated that SWIB had beneficial ownership of 2,101,500 Shares, representing 11.8% of the outstanding Shares.

(4) Includes options to purchase 1,117,064 shares of Common Stock exercisable within sixty days of February 25, 1998.

    Although Mentor Graphics does not have any knowledge that would indicate that any statements contained herein are untrue, Mentor Graphics does not take any responsibility for the accuracy or completeness of the information contained herein, or for any failure by the Company to disclose events that may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Mentor Graphics.

                                    ANNEX IV

                     TRANSACTIONS IN SHARES OF THE COMPANY
                        BY MENTOR GRAPHICS AND PURCHASER

    Purchases and (sales) of Company Common Stock since August 1996 were made by Mentor Graphics as shown below:

DATE       SHARES PURCHASED  PURCHASE PRICE
---------  ----------------  ---------------
  6/19/98         10,000        $   7.150
  6/22/98          7,000        $   7.500
  6/23/98         29,000        $   7.483
  6/24/98         15,000        $   7.438
  6/25/98         20,000        $   7.438
  6/26/98         10,000        $   7.350
  6/29/98          7,500        $   7.313
   7/1/98          3,500        $   7.313
   7/2/98          2,500        $   7.500
   7/6/98          9,000        $   7.403
   7/7/98         25,000        $   7.625
   7/8/98          9,000        $   7.590
   7/9/98         12,500        $   7.563
  7/13/98         10,000        $   7.938
  7/14/98        137,000        $   7.865
  7/15/98         50,000        $   7.622
  7/17/98         25,000        $   7.813
  7/20/98         10,000        $   7.750
  7/21/98         12,000        $   7.688
  7/22/98         46,000        $   7.565
  7/23/98         10,000        $   7.625
  7/27/98          5,000        $   7.688
  7/28/98          6,000        $   7.750
  7/31/98         50,000        $   7.788
   8/3/98         18,000        $   7.653
   8/4/98         30,000        $   7.521
   8/5/98         20,000        $   7.438
   8/10/9          2,500        $   7.500

                                    ANNEX V
                    FORM OF PROPOSED AMENDMENT TO THE BYLAWS

REDUCTION IN SIZE OF BOARD. Section 3.2 of Article III would be amended in its entirety to read as follows:

    "The authorized number of directors of the Corporation shall be five (5). No reduction of the authorized number of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

                                   IMPORTANT

    Your action is important. No matter how many Shares you own, please give Mentor Graphics your Agent Designation by:

    1.  SIGNING the enclosed GREEN AGENT DESIGNATION,

    2.  DATING the enclosed GREEN AGENT DESIGNATION,

    3. MAILING the enclosed GREEN AGENT DESIGNATION TODAY in the envelope provided (no postage is required if mailed in the United States).

    If you hold your Shares in the name of one or more brokerage firms, banks, nominees or other institution, only they can sign an Agent Designation with respect to your Shares, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN AGENT DESIGNATION.

    If you have any questions or require any additional information concerning this Solicitation Statement, please contact MacKenzie at the address set forth below.

                        [MACKENZIE PARTNERS, INC. LOGO]

                                  156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE: (800) 322-2885
                              Fax: (212) 929-0308

                               AGENT DESIGNATION
               TO STOCKHOLDERS OF QUICKTURN DESIGN SYSTEMS, INC.

    THIS AGENT DESIGNATION IS SOLICITED BY MENTOR GRAPHICS FOR THE APPOINTMENT OF DESIGNATED AGENTS TO CALL A SPECIAL MEETING OF THE STOCKHOLDERS OF QUICKTURN DESIGN SYSTEMS, INC.

    Each of the undersigned hereby constitutes and appoints       ,       and
      , and each of them, with full power of substitution, the proxies and agents of the undersigned (said proxies and agents, together with each substitute appointed by any of them, if any, collectively, the "Designated Agents") in respect of all common stock, par value $.001 per share (collectively, the "Shares"), of Quickturn Design Systems, Inc. (the "Company") owned by the undersigned to do any or all of the following, to which each of the undersigned hereby consents:

    1. To take all action necessary to call (BUT NOT TO VOTE AT) a special meeting of stockholders of the Company (the "Special Meeting"), for the purpose of considering and voting upon the Proposals as described in the Solicitation of Agent Designations of Mentor Graphics;

    2. Without limitation of the foregoing, to fix the date and time of the Special Meeting or any adjournement thereof, and to give notice of the Special Meeting or any adjournement thereof and the purposes for which the Special Meeting or any adjournement thereof has been called;

    3. To exercise any and all other rights of each of the undersigned incidental to (i) calling the Special Meeting, (ii) causing notice of the Special Meeting to be given to the Company's stockholders and (iii) causing the purposes of the authority expressly granted herein able to the Designated Agents to be carried into effect; provided, however, that NOTHING CONTAINED IN THIS INSTRUMENT SHALL BE CONSTRUED TO GRANT THE DESIGNATED AGENTS THE RIGHT, POWER OR AUTHORITY TO VOTE ANY SHARES OWNED BY THE UNDERSIGNED AT THE SPECIAL MEETING.

Date:           , 1998
                                          ______________________________________

                                          Signature
                                          ______________________________________

                                          Signature, if jointly held
                                          Title: _______________________________

                                         Please sign exactly as name appears
                                         hereon. When shares are held by joint
                                         tenants, both should sign. When signing
                                         as an attorney, executor,
                                         administrator, trustee or guardian,
                                         give full title as such. If a
                                         corporation, sign in full corporate
                                         name by President or other authorized
                                         officer. If a partnership, sign in
                                         partnership name by authorized person.

         PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.